Exhibit 10.1

BALTIMORE COUNTY SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as amended and restated)

ARTICLE 1

DEFINITIONS

The following words and phrases used in this Plan have the meanings specified:

“Accrual Balance” means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) to reflect the Bank’s obligation to the Participants who participate in the Plan, without regard to whether such amount is actually accrued as of such date.

“Actuarial (Actuarially) Equivalent” means a benefit of equivalent value to the normal form of benefit determined by generally accepted actuarial principles. An actuarially equivalent lump sum shall be calculated using discount rate of four percent (4%).

“Bank” means Baltimore County Savings Bank, Baltimore, Maryland.

“Beneficiary” means each designated person, or the estate of the deceased Participant, entitled to benefits, if any, upon the death of the Participant, determined according to Article 4 of this Plan.

“Benefit Percentage” means 50% percent of the Participant’s Final Pay.

“Change in Control” shall mean a change in ownership, change in effective control or change in ownership of a substantial portion of assets, as defined in Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury.

“Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

“Disability” means that either the carrier of a Bank-provided individual or group long-term disability insurance policy covering the Participant or the Social Security Administration has determined that the Participant is disabled. Upon the request of the Bank, the Participant must submit proof of the carrier’s or the Social Security Administration’s determination.

“Early Retirement Benefit” means the benefit provided for under Section 2.2 of the Plan.

“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than Disability death, Termination for Cause, or after a Change in Control.

“Effective Date” means January 1, 2010. This Plan document reflects an amendment and restatement of the original plan document and the amendment adopted as of June 14, 2011.

“Final Pay” means the Participant’s average rate of annual base salary for the three (3) calendar years ending prior to the effective date of the Participant’s termination of employment that results in the highest average rate of annual base salary.

“Normal Retirement Age” means the Participant’s 65th birthday.

“Participant” means an individual who is a select group of management or highly compensated employees and is designated by the Board of Directors of the Bank to participate in the Plan. All Participants shall be listed on Appendix A to the Plan.

“Plan” means this Baltimore County Savings Bank Supplemental Executive Retirement Plan.

“Plan Administrator” or “Administrator” means the plan administrator described in Article 8 of the Plan.

“Separation from Service” means the Participant’s service (as a Participant and/or independent contractor to the Bank and any member of a controlled group, as defined in Code Section 414), terminates for any reason, other than because of a leave of absence approved by the Bank or the Participant’s death.

“Termination for Cause” and “Cause” shall mean the Participant’s involuntary termination of employment by the Bank following the occurrence of any of the following:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties; or

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

(7)	For purposes of this Plan, the term “incompetence” means the Participant’s demonstrated lack of ability to perform the duties assigned to him/her, which lack of ability directly causes material injury to the Bank. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. For purposes of this paragraph, no act or failure to act on the part of the Participants shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Bank.

ARTICLE 2

BENEFITS

2.1 Normal Retirement Benefit. Unless a Change in Control occurs before Normal Retirement Age, upon Participant’s Separation from Service on or after attaining Normal Retirement Age, the Bank shall pay to the Participant the benefit described in this Section 2.1 instead of any other benefit under this Plan.

(a) Amount of Normal Retirement Benefit. The Participant’s annual benefit upon Normal Retirement equals the product of the Participant’s Benefit Percentage and his/her Final Pay.

(b) Payment of Benefit. Subject to Sections 2.6 and 3.1 of the Plan, the Bank shall pay the annual benefit to the Participant in monthly installments beginning on the first business day of the first calendar quarter beginning after the Participant’s Separation from Service. The Normal Retirement benefit, as provided in this Section 2.1, shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary) for a period of fifteen (15) years (i.e., for a total of 180 monthly payments).

(c) Alternative Form of Payment. Subject to Section 2.6, a Participant may elect to receive his/her Normal Retirement benefit payable under this Plan in an Actuarially Equivalent lump sum on the first business day of the first calendar quarter after the Participant’s Separation from Service, provided the Participant elects to do so upon his/her initial designation as a Participant or as otherwise permitted by Code Section 409A.

2.2 Early Retirement Benefit. Upon Early Termination, the Bank shall pay to the Participant the benefit described in this Section 2.2 instead of any other benefit under this Plan; provided that the Early Termination occurs on or after the date the Participant attains age fifty-five (55) and has participated in the Plan for eight (8) calendar years. A Participant who terminates employment prior to attaining age fifty-five (55) and participating in the Plan for eight (8) calendar years shall not be eligible for any benefit under this Section 2.2, but will still be eligible for a benefit under Section 2.3 of the Plan.

(a) Amount of Early Retirement Benefit. The Participant’s annual Early Retirement Benefit equals (i) the product of the Participant’s Benefit Percentage and his/her Final Pay reduced by the product of (ii) 65 less the age of the Participant at his/her termination of employment multiplied by two percent (2%).

(b) Payment of Benefit. Subject to Sections 2.6 and 3.1 of the Plan, the Bank shall pay the annual benefit to the Participant in monthly installments beginning on the first business day of the first calendar quarter beginning after the Participant’s Separation from Service. The Early Retirement Benefit as provided in this Section 2.2 shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary) for a period of fifteen (15) years (i.e., for a total of 180 monthly payments).

(c) Alternative Form of Benefit. Subject to Section 2.6, a Participant may elect to receive his/her Early Retirement Benefit payable under this Plan in an Actuarially Equivalent lump sum on the first business day of the first calendar quarter after the Participant’s Separation from Service, provided the Participant elects to do so upon his/her initial designation as a Participant or as otherwise permitted by Code Section 409A.

2.3 Early Termination Benefit. Upon Early Termination prior to the Participant attaining age fifty-five (55) and participating in the Plan for eight (8) years, the Bank shall pay to the Participant the benefit described in this Section 2.3.

(a) Amount of Early Termination Benefit: The Participant’s annual Early Termination benefit under this Section 2.3 equals the Accrual Balance with respect to the Participant.

(b) Payment of Benefit: Subject to Sections 2.6 and 3.1 of the Plan, the Bank shall pay the benefit to the Participant in approximately equal monthly installments beginning on the first business day of the first calendar quarter beginning after the Participant’s Separation from Service. The Early Termination benefit as provided in this Section 2.3 shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary) for a period of fifteen (15) years (i.e., for a total of 180 monthly payments).

(c) Alternative Form of Benefit: Subject to Section 2.6, a Participant may elect to receive his/her Early Termination benefit payable under this Plan in an unreduced lump sum on the first business day of the first calendar quarter after the Participant’s Separation from Service, provided the Participant elects to do so upon his/her initial designation as a Participant or as otherwise permitted by Code Section 409A.

2.4 Change in Control Benefit. If a Change in Control occurs after the effective date of a Participant’s participation in the Plan but before the Participant’s Normal Retirement Age and before his/her Separation from Service, the Bank shall pay to the Participant the benefit described in this Section 2.4 instead of any other benefit under this Plan.

(a) Amount of Change in Control Benefit: The benefit under this Section 2.4 equals to the Normal Retirement benefit under Section 2.1 (determined without regard to the Participant’s age or period of participation as of the Change in Control effective date).

(b) Payment of Benefit: The Bank shall pay the Change in Control benefit under this Section 2.4 to the Participant in a lump sum that is the Actuarially Equivalent to the Participant’s benefit calculated under Section 2.1 of the Plan (assuming the Change in Control effective date occurred at the Participant’s Normal Retirement Age). The Bank (or its successor) shall make the payment within ten (10) days after the Change in Control. If the Participant receives the benefit under this Section 2.4 because of the occurrence of a Change in Control, the Participant shall not be entitled to claim additional benefits under Section 2.4 if an additional Change in Control occurs thereafter.

2.5 Disability Benefit. Upon a Separation from Service prior to the Participant’s Normal Retirement Age due to Disability, the Bank shall pay the benefit described in this Section 2.5 in lieu of any other benefit under the Plan.

(a) Amount of Disability Benefit. The Participant’s benefit under Section 2.5 equals the Accrual Balance less any amount covered by a separate disability insurance policy (excluding any short-term or long-term disability program sponsored by the Bank) not to exceed an amount equal to the Actuarial Equivalent lump sum of the product of the Participant’s benefit percentage multiplied by his/her Final Pay paid for fifteen (15) years.

(b) Payment of Benefit. Subject to Section 2.6 of the Plan, the Bank shall pay the benefit to the Participant in a single lump sum on the first business day of the first calendar quarter beginning after the later of the date the benefit from the disability policy is received or the date of disability if not insured.

2.6 Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Plan, if, at the time of the Participant’s Separation from Service, the Participant is a “specified employee,” as defined in Code Section 409A, and if any payments under Article 2 of this Plan will result in additional tax or interest to the Participant because of Code Section 409A, the Participant will not be entitled to the payments under Article 2 until the earliest of:

(i) the date that is at least six (6) months after termination of the Participant’s employment for reasons other than the Participant’s death, or

(ii) the date of the Participant’s death, or

(iii) any earlier date that does not result in additional tax or interest to the Participant under Code Section 409A.

If any provision of this Plan would subject the Participant to additional tax or interest under Code Section 409A or result in a violation of Code Section 409A, the Bank shall reform such provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Plan to Code Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code Section 409A.

2.7 One Benefit Only. Despite anything to the contrary in this Plan, the Participant and/or his/her Beneficiary are entitled to one benefit only under this Plan, which shall be determined by the first event to occur that is dealt with by this Plan.

ARTICLE 3

DEATH BENEFITS

3.1 Death During Active Service. If the Participant dies before a Separation from Service, at the Participant’s death the Participant’s Beneficiary shall be entitled to the Accrual Balance less the benefit described in an Endorsement Split Dollar Agreement entered into with the Participant. If the Participant is not a party to an Endorsement Split Dollar Agreement at the time of his/her death, the Bank shall, as soon as practicable following his/her death, pay the Participant’s Beneficiary a lump sum amount equal to the Accrual Balance.

3.2 Death after Separation from Service. If the Participant dies after a Separation from Service but prior to the time all payments have been made under the Plan, the remaining payments shall be made to the Participant’s Beneficiary as soon as practicable in an Actuarial Equivalent lump sum.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary Designations. A Participant shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Participant. The Beneficiary designated under this Plan may be the same as, or different from, the beneficiary designation under any other benefit plan of the Bank in which the Participant participates.

4.2 Beneficiary Designation: Change. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Participant’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator before the Participant’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Participant dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made to the personal representative of the Participant’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his/her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1 Termination for Cause. Despite any contrary provision of this Plan, the Bank shall not pay any benefit under this Plan to a Participant if the Participant’s Separation from Service is the result of the Participant’s Termination for Cause.

5.2 Removal. If the Participant is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Plan shall terminate as to the Participant as of the effective date of the order.

5.3 Default. Notwithstanding any provision of this Plan to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in Section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Plan shall terminate.

5.4 Regulatory Provisions. Any payments contemplated pursuant to this Agreement, are subject to, and conditional upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

5.5 TARP. To the extent that the Bank or any Participant is subject to restrictions imposed on institutions and certain employees of institutions receiving financial assistance from the Federal government under the Troubled Assets Relief Program (TARP), the Bank will not pay or accrue any benefit under this Plan if the payment or accrual would violate any law or regulation applicable to such institutions or individuals.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Plan that he or she believes should be paid may make a claim for such benefits as follows:

(a) Initiation - Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b) Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

(c) Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i) the specific reasons for the denial,

(ii) a reference to the specific provisions of the Plan on which the denial is based,

(iii) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(v) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

(a) Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

(b) Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

(d) Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

(e) Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i) the specific reason for the denial,

(ii) a reference to the specific provisions of the Plan on which the denial is based,

(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.3 Reimbursement of Expenses. If the claimant prevails at the conclusion of the claims and review procedure outlined in this Article 6, including any civil action brought by the claimant under ERISA Section 502(a), the Bank shall reimburse the claimant for all legal expenses incurred by the claimant in the claims and review procedure.

ARTICLE 7

MISCELLANEOUS

7.1 Amendments and Termination. This Plan may not be amended or terminated by the Bank without the prior written consent of an affected Participant.

7.2 Binding Effect. This Plan shall bind each participating Participant, the Bank, and their Beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not guarantee any Participant the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Participant. It also does not require the Participant to remain an employee or interfere with the Participant’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume this Plan in the same manner and to the same extent that the Bank would be required to perform under this Plan if no such succession had occurred.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.7 Applicable Law. This Plan and all rights hereunder shall be governed by the laws of the state of Maryland, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Participant and his/her Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay the benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

7.9 Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.10 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.11 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to:

Board of Directors

Baltimore County Savings Bank

4111 E. Joppa Road

Baltimore, Maryland 21236

or to such other or additional person or persons as the Bank shall have designated to the Participant in writing. If to a Participant, notice shall be given to the Participant at the Participant’s address appearing on the Bank’s records, or to such other or additional person or persons as the Participant shall have designated to the Bank in writing.

7.12 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Plan, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Plan declared unenforceable, or could take or attempt to take other action to deny a Participant the benefits intended under this Plan. In these circumstances the purpose of this Plan would be frustrated.

It is the intention of the Bank that the Participant not be required to incur the expenses associated with the enforcement of rights under this Plan, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Participant hereunder. It is the intention of the Bank that the Participant not be forced to negotiate settlement of rights under this Plan under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Participant that:

(i) the Bank has failed to comply with any of its obligations under this Plan, or

(ii) the Bank or any other person has taken any action to declare this Plan void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Participant the benefits intended to be provided to the Participant hereunder, the Bank irrevocably authorizes the Participant from time to time to retain counsel of the Participant’s choice (at the Bank’s expense as provided in this Section 7.12) to represent the

Participant in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction.

Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Participant under this Section 7.12, the Bank irrevocably consents to the Participant entering into an attorney-client relationship with that counsel, and the Bank and the Participant agree that a confidential relationship shall exist between the Participant and that counsel. The fees and expenses of counsel selected from time to time by the Participant as provided in this Section shall be paid or reimbursed to the Participant by the Bank on a regular, periodic basis upon presentation by the Participant of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings.

The Bank’s obligation to pay the Participant’s legal fees provided by this Section 7.12 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Participant under any separate employment, severance, or other agreement between the Participant and the Bank. Despite any contrary provision in this Section 7.12 however, the Bank shall not be required to pay or reimburse the Participant’s legal expenses if doing so would violate Section 18(k) of the Federal Deposit Insurance Act 12 U.S.C. 1828(k) and Rule 359.3 of the Federal Deposit Insurance Corporation 12 CFR 359.3.

ARTICLE 8

ADMINISTRATION OF PLAN

8.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Bank’s Board of Directors or such Committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.

8.2 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Neither the Participant or his/her Beneficiary shall be deemed to have any right, vested or non-vested, regarding the continued use of any previously adopted assumptions, including, but not limited to, the discount rate.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Plan as of the date first written above.

BALTIMORE COUNTY SAVINGS BANK

For the Board of Directors

Date

Appendix A

BALTIMORE COUNTY SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Participants

The Board of Directors of Baltimore County Savings Bank has designated the following individuals as Participants in the Baltimore County Savings Bank Supplemental Executive Retirement Plan:

•	Joseph Bouffard

•	Anthony Cole

•	Katherine Gesswein

•	Annette Quigley

•	Daniel Wernecke

Appendix B

BALTIMORE COUNTY SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Benefit Election Form/Beneficiary Designation

PARTICIPANT INFORMATION (Please Print in Ink)

Name:

Social Security Number:

Address:

Telephone Number:

I.	FORM OF DISTRIBUTION. I request payments under the Baltimore County Savings Bank Supplemental Executive Retirement Plan (the “Plan”) to be made in the following forms (check one under each category as applicable):

A.	In the event benefits become payable to me under the terms of Section of 2.1 of the Plan (Normal Retirement Benefit), I hereby elect that such payments be made to me in the following form:

	(1)	In monthly installments for 180 months.

	(2)	As a lump sum.

B.	In the event benefits become payable to me under the terms of Section 2.2 of the Plan (Early Retirement Benefit), I hereby elect that such payments be made to me in the following form:

	(1)	In equal monthly installments for 180 months.

	(2)	As a lump sum.

C.	In the event benefits become payable to me under the terms of Section 2.3 of the Plan (Early Termination Benefit), I hereby elect that such payments be made to me in the following form:

	(1)	In equal monthly installments for 180 months.

	(2)	As a lump sum.

II.	BENEFICIARY DESIGNATION

I hereby revoke any prior designations of any death benefit beneficiary/ies under the Plan, and I hereby designate the following beneficiary/ies to receive any benefit payable on account of my death under the Plan, subject to my right to change this designation and subject to the terms of the Plan:

A.	Primary Beneficiary/ies

Name/Address/Telephone

Relationship to Participant
% of Plan Benefit
Date of Birth
Social Security Number

B.	Contingent Beneficiary/ies (will receive indicated portions of Plan benefit if no primary beneficiary/ies survive me)

Name/Address/Telephone

Relationship to Participant
% of Plan Benefit
Date of Birth
Social Security Number

I acknowledge that I have been given a copy of the Plan and I agree that the above elections and designations are subject to all of the terms of the Plan.

Date:	Signature:

Accepted for Baltimore County Savings Bank

/s/ Henry V. Kahl
Name: Henry V. Kahl
Title: Chairman of the Board

Date

2